ANNEX I

THE OPTION GRANTED PURSUANT TO THIS AGREEMENT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


TFN, THE FOOTBALL NETWORK, INC.
Stock Option Agreement

GRANT OF OPTION

On the terms and conditions set forth in the Notice of Stock Option Grants Numbers One through Three and this Agreement, the Company grants to the Optionee the option to purchase at the Exercise Price the number of Shares set forth in each Notice of Stock Option Grants. These Options are intended to be Non-Qualified Stock Options. These Options may be subject to the Right of Repurchase and subject to forfeiture.

RIGHT TO EXERCISE
Exercisability. The Options may be exercised according to the vesting schedule on the respective Notice of Stock Option Grants, subject to Sections 2.2, 2.3 and 2.4 below and the other conditions set forth in this Agreement.

Forfeiture. The Company and Optionee agree that Option Number Two is granted on account of the Optionee providing the Services set out under the caption "Development Period" in Exhibit A - Participation of Jerome Bettis, and that the Company may, in its sole discretion, reduce the number of shares (by any amount it deems reasonable) purchaseable pursuant to Option Number Two if the Optionee fails to provide all of such Services. The Company and Optionee agree that Option Number Three is granted on account of the Optionee providing the Services set out under the captions "Entire Term" and "Additional Activities during Operations Period" in Exhibit A - Participation of Jerome Bettis, and that the Company may, in its sole discretion, reduce the number of shares (by any amount it deems reasonable) purchaseable pursuant to Option Number Three if the Optionee fails to provide all of such Services.

Change in Control. In addition, all of the remaining unexercised options shall become vested and fully exercisable if (i) a Change in Control occurs, before the Optionee's Service terminates and (ii) the option is not assumed or an equivalent option is not substituted by the successor entity that employs the Optionee immediately after the Change in Control or by its parent or subsidiary.

Acceleration of Option Numbers Two and Three. Option Number Two shall vest and be exercisable in its entirety upon the Date of the Closing of the Major Round of Financing if that Date occurs prior to January 1, 2002. Option Number Three will vest and be exercisable for 50,000 shares on the first anniversary of that Date, and will vest and be exercisable for an additional 50,000 shares on the second anniversary of that Date and 25,000 on the third anniversary thereafter, if that Date occurs prior to January 1, 2002.

NO TRANSFER OR ASSIGNMENT OF OPTION

Until they have vested and become exercisable, the Optionee may not assign, sell or transfer the option, in whole or in part, other than by will or by operation of the laws of descent and distribution. The Company, in its sole discretion may permit the transfer of an Option as follows: (i) by gift to a member of the Participant's immediate family or (ii) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the trustor (either or both (i) or (ii) referred to as a "Permitted Transferee"). For purposes of this 3, "immediate family" shall mean the Optionee's spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. A transfer permitted under this 3 hereof may be made only upon written notice to and approval thereof by Company. A permitted transferee may not further assign, sell or transfer the transferred option, in whole or in part, other than by will or by operation of the laws of descent and distribution. A permitted transferee shall agree in writing to be bound by the provisions of this Agreement.

EXERCISE PROCEDURES

Notice of Exercise. The Optionee or the Optionee's representative may exercise these Options by delivering a written notice in the form of Exhibit B attached hereto ("Notice of Exercise") to the Company in the manner specified pursuant to Section 13.2 hereof. Such notice shall specify the election to exercise a given Option, the number of Shares for which it is being exercised and the form of payment, which must comply with Section 5. The notice shall be signed by the person who is entitled to exercise such Option. In the event that these Options are to be exercised by the Optionee's representative, the notice shall be accompanied by proof (satisfactory to the Company) of the representative's right to exercise these Options.

Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which an Option has been exercised, registered in the name of the person exercising such Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company shall cause such certificate or certificates to be deposited in escrow or delivered upon the order of the person exercising the Option.

Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of these Options, the Optionee, as a condition to the exercise of these Options, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising these Options.

PAYMENT FOR STOCK

General Rule. The entire Exercise Price of Shares issued under any Notice of Stock Option Grant and this Agreement shall be payable in full by cash or check for an amount equal to the aggregate Exercise Price for the number of shares being purchased.

Withholding Payment. The Exercise Price shall include payment of the amount of all federal, state, local or other income, excise or employment taxes subject to withholding (if any) by the Company or any parent or subsidiary corporation as a result of the exercise of a Stock Option. The Optionee may pay all or a portion of the tax withholding by cash or check payable to the Company.

TERM AND EXPIRATION
Basic Term. These Options shall expire and shall not be exercisable after the passing of the Expiration Date specified in the Notice of Stock Option Grants.

Exercise After Death. All or part of these Options may be exercised at any time before its expiration under Section 6.1 above by the executors or administrators of the Optionee's estate or by any person who has acquired these Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that these Options had become exercisable before the Optionee's death. When the Optionee dies, these Options shall expire immediately with respect to the number of Shares for which these Options are not yet exercisable and with respect to any restricted Stock.

RIGHT OF REPURCHASE

Company's Right of Repurchase. Following a termination of the Optionee's Service, the Company shall have a Right of Repurchase exercisable over the Optionee's options at a price equal to the Fair Market Value of the Stock underlying vested options, less the Exercise Price. The Company shall also have a Right of Repurchase over Stock acquired under this Agreement, which shall be exercisable at a price equal to the Fair Market Value of the vested Stock.

Condition Precedent to Exercise. The Right of Repurchase shall be exercisable only during the 90-day period next following the later of:
The date when the Optionee's Service terminates for any reason, including (without limitation) death or disability; or

The date when these Options were exercised by the Optionee, the executors or administrators of the Optionee's estate or any person who has acquired these Options directly from the Optionee by bequest, inheritance or beneficiary designation.

Lapse of Right of Repurchase. The Right of Repurchase shall lapse with respect to the Shares, and all Options shall become vested if (i) a Change in Control occurs before the Optionee's Service terminates and
(ii) the Right of Repurchase is not assigned to the entity that employs the Optionee immediately after the Change in Control or to its parent or subsidiary. The Right of Repurchase shall lapse with respect to Shares that have been registered under a then currently effective registration statement under applicable federal or state securities laws, or with respect to Shares that counsel for the Company determines need not, under applicable federal or state securities laws, have such restrictions.

Exercise of Right of Repurchase. The Company shall exercise the Right of Repurchase by written notice delivered to the Optionee prior to the expiration of the 90-day period specified in Section 7.2 above. The notice shall set forth the date on which the repurchase is to be effected, which must occur within 31 days of the notice. The certificate(s) representing the Stock to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer. The Company shall, concurrently with the receipt of such certificate(s), pay to the Optionee the Purchase Price determined according to this Section 7. Payment shall be made in cash or cash equivalents or by canceling indebtedness to the Company incurred by the Optionee in the purchase of the Stock. Optionee shall have no further rights as a holder of such Stock. The Right of Repurchase shall terminate with respect to any Stock for which it has not been timely exercised pursuant to this
Section 7.4.

RIGHT OF FIRST REFUSAL

Right of First Refusal. In the event that the Company's stock is not publicly traded and the Optionee proposes to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Shares. If the Optionee desires to transfer Shares acquired under this Agreement, the Optionee shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Optionee and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company. The Company's rights under this Section 8.1 shall be freely assignable, in whole or in part.

Termination of Right of First Refusal.  Any other provision of this
Section 8 notwithstanding, in the event that the Stock is readily tradable on an established securities market when the Optionee desires to transfer Shares, the Company shall have no Right of First Refusal, and the Optionee shall have no obligation to comply with the procedures prescribed by this Section 8.

Permitted Transfers. This Section 8 shall not apply to a transfer (i) by gift to a member of the Participant's immediate family or (ii) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the trustor. For purposes of this
Section 8.3, "immediate family" shall mean the Optionee's spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships.

Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 8, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

REDEMPTION OF SHARES.

Exercise of the Redemption Right. Beginning on the third anniversary of the Date of the Closing of the Major Round of Financing and ending 90 days thereafter, the Optionee may sell, and the Company shall buy, all of the Stock issued pursuant to the Options for $20 per share (the "Redemption Right.") The Optionee shall exercise the Redemption Right by written notice delivered to the Company prior to the expiration of the 90-day period specified in this Section 9. The notice shall set forth the date on which the redemption is to be effected.

Payment of Redemption Price. The Redemption Price shall be paid (a) within 60 days, or, (b) at the election of the Company, as follows:
One-fourth of the Redemption Price shall be paid 60 days from the day Optionee exercises the Redemption Right; and the remainder of the Redemption Price shall be paid in three equal installments of principal on the three succeeding consecutive anniversaries of the first payment, pursuant to a negotiable, unsecured promissory note of the Company in the principal amount of the remainder of the Redemption Price; provided, however, that pursuant to its terms, unpaid amounts under said promissory note shall bear interest, compounded semi-annually from the effective date at the Short-Term Adjusted Federal Rate (as provided in Section 1274(d) of the Code) for the month of the Effective Date, adjusted each July and January 1 thereafter during the term of the note, which interest shall be due and payable, in arrears, on the due date of each installment of principal.

LEGALITY OF INITIAL ISSUANCE

No Shares shall be issued upon the exercise of These Options unless and until the Company has determined that:

It and the Optionee have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

Any applicable listing requirement of any stock exchange on which Stock is listed has been satisfied; and

Any other applicable provision of state or federal law has been satisfied.

NO REGISTRATION RIGHTS

The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

RESTRICTIONS ON TRANSFER

Securities Law Restrictions. Regardless of whether the offering and sale of Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

Market Stand-Off. In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company's initial public offering (a "Public Offering"), the Optionee shall not Transfer for value any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the "Market Stand-Off"). The Market Stand-Off shall terminate following the expiration of the two-year period immediately following the effective date of the Company's initial public offering. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period.

Investment Intent at Grant. The Optionee represents and agrees that the Shares to be acquired upon exercising These Options will be acquired for investment, and not with a view to the sale or distribution thereof. Investment Intent at Exercise. In the event that the sale of Shares is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Optionee shall represent and agree at the time of exercise that the Shares being acquired upon exercising These Options are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

Legends. All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement no longer is required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 12 shall be conclusive and binding on the Optionee and all other persons.

MISCELLANEOUS PROVISIONS

Rights as a Shareholder. Neither the Optionee nor the Optionee's representative shall have any rights as a shareholder with respect to any Shares subject to these Options until the Optionee or the Optionee's representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to Sections 4 and 5 hereof.
Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he most recently provided to the Company.

Entire Agreement. The Notice of Stock Option Grants and this Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, AS SUCH LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.
DEFINITIONS

"Agreement" shall mean this Stock Option Agreement.

"Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

"Change in Control" shall mean the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

The sale, transfer or other disposition of all or substantially all of the Company's assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

 "Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall mean TFN, The Football Network, Inc., a Delaware corporation.

"Consultant" shall mean an individual who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

"Date of Grant" shall mean the date specified in the Notice of Stock Option Grants, which date shall be the later of (i) the date on which the Board resolved to grant These Options or (ii) the first day of the Optionee's Service.

"Employee" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

"Exercise Price" shall mean the amount for which one Share may be purchased from the Company upon exercise of these Options, as specified in the Notice of Stock Option Grants.

"Fair Market Value" shall mean the fair market value of a Share, as determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

"ISO" shall mean an employee incentive stock option described in
Section 422(b) of the Code.

"Launch Date" shall mean the date when Company begins providing commercial programming to customers.

"Non-Qualified Stock Option" shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

"Notice of Stock Option Grants" shall mean the document so entitled, to which this Agreement is attached.

"Optionee" shall mean the individual named in the Notice of Stock Option
Grants.

"Outside Director" shall mean a member of the Board of Directors who is not an Employee.

"Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

"Purchase Price" shall mean the Exercise Price multiplied by the number of Shares with respect to which These Options are being exercised.

"Restricted Share" shall mean a Share that is subject to the Right of Repurchase.

"Right of First Refusal" shall mean the Company's right of first refusal described in Section 8 hereof.

"Right of Repurchase" shall mean the Company's right of repurchase described in Section 7 hereof.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Service" shall mean service as an Employee, Outside Director or Consultant.

"Share" shall mean one share of Stock.

"Stock" shall mean the Common Stock.

"Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

"Transferee" shall mean any person to whom the Optionee has directly or indirectly transferred any Share acquired under this Agreement.

"Transfer Notice" shall mean the notice of a proposed transfer of Shares described in Section 8 hereof.




EXHIBIT "A"

PARTICIPATION OF JEROME BETTIS
July 1, 2000 through Third Anniversary of the Commercial Launch of the
TV Network

Entire Term

Member, TFN Board of Advisors

Attendance at two semi-annual meetings (depending upon scheduling and/or JBE representation)

Attendance at up to a maximum of 6 additional telephonic Advisory Board meetings per year (depending upon scheduling and/or JBE representation) Member, TFN Program Advisory Committee

Participation in Monthly meetings in person or by phone - input may also be provided via fax or email

Active Involvement in TFN Public Relations Activities (depending upon scheduling and/or JBE representation)

Serve as a national Spokesperson (one of three) for the network in commercials and public appearances, as described below

Personal appearance as Spokesperson at a minimum of 2 TFN Press
Conferences per year, subject to scheduling

Personal appearance as Spokesperson at up to 2 cable TV industry trade shows per year, one half day per appearance

Wearing of clothing with TFN insignia after football games and at team media events, to the extent permitted by Team rules and regulations (in alignment with JBE promotion of Bus apparel)

Active Involvement with TFN Website

Participation in a minimum of 4 stories per year regarding Steelers (or current team) and other "insider" perspective related to the NFL in line with TFN's philosophy of connecting fans directly to the game giving them real and complete football news, not gossip or sensational journalism that today dominates other sports media coverage (in coordination with regularly conducted chat for www.thebus36.com)

Provision of autographed merchandise for sale on Website in conjunction with www.thebus36.com for up to 3 annual promotions

Active Involvement in TFN Radio Programming

Four five-minute interviews on TFN's weekly radio show during season (in coordination with and utilizing sound-bites from the current Bettis weekly radio interview during season)

Six five minute interviews on TFN's weekly radio show during off-seasons

Development Period (through Commercial Launch of the TV Network)

Attendance at a minimum of 1 investment presentation per quarter
(depending upon scheduling)

Introduction and assistance with presentations to fellow players who are qualified to be potential investors

Assistance with NFL Recruitment for various positions and levels of involvement with TFN as decided by Bettis and TFN
Current Head Coach(es)
Former Head Coach(es)
NFL Team Owner(s)
Current Player(s)
Former Player(s)

Additional Activities during Operations Period (from Commercial Launch through Third Anniversary of Commercial Launch)

A  Active Involvement in TFN Television Programming

Participation in a minimum of 4 different TFN Television Shows per year

Participation in 2 TFN commercials per year to be shot in a single shooting schedule



EXHIBIT "B"

NOTICE OF EXERCISE

(To be signed only upon exercise of the Option)
TFN, The Football Network, Inc.

The undersigned, the holder of the enclosed Stock Option Agreement, hereby irrevocably elects to exercise the purchase rights represented by
the Option and to purchase there-under      * shares of Common Stock of
The Football Network (the "Company"), and herewith encloses payment of $
and/or      shares of the Company's common stock in full payment of the purchase price of such shares being purchased.

Dated:
YOUR STOCK MAY BE SUBJECT TO RESTRICTIONS AND FORFEITABLE UNDER THE NOTICE OF STOCK OPTION GRANTS AND STOCK OPTION AGREEMENT


(Signature must conform in all respects to name of holder as specified on the face of the Option)


(Please Print Name)




(Address


* Insert here the number of shares called for on the face of the Option, or, in the case of a partial exercise, the number of shares being exercised, in either case without making any adjustment for additional Common Stock of the Company, other securities or property that, pursuant to the adjustment provisions of the Option, may be deliverable upon exercise.






E:\Pam\TFN\Stock Option Agreement.doc	10
TROOP STEUBER PASICH REDDICK & TOBEY, LLP




E:\Pam\TFN\Stock Option Agreement.doc
TROOP STEUBER PASICH REDDICK & TOBEY, LLP